Exhibit 99.1

November 30, 2005

To the Limited Partners of PaineWebber R&D Partners III, L.P.

Subjects:	STATCO Offer, Termination of Right to Certain Transfers of Partnership Units and Developments Regarding the Partnership’s Plans for Liquidation

STATCO OFFER

The General Partner of PaineWebber R&D Partners III, L.P., a Delaware limited partnership (the “Partnership”), was recently made aware that some or all of the limited partners of the Partnership may have received a document entitled “Offer to Purchase for Cash” (the ”Offer”), whereby “STATCO” purports to offer to purchase “the first 2,400 units” of the Partnership for the price of $15.00 per unit, less a transfer fee and all distributions paid to the tendering unit holder after August 15, 2005.

STATCO has advised the General Partner that it has rescinded and revoked the Offer, has instructed the Partnership’s transfer agent not to process any transfers in connection with the Offer and has asked the General Partner to not consent to any such transfers. As a result, please do not respond to the Offer or attempt to transfer your Partnership units in response to the Offer as the General Partner will not consent to any such transfers in accordance with STATCO’s request.

TERMINATION OF RIGHT TO CERTAIN TRANSFERS OF PARTNERSHIP UNITS

In view of the possibility that offers similar to the Offer may be made, the expenses the Partnership is required to incur as a result of any such offers and the General Partner’s desire to minimize the Partnership’s expenses as it moves towards liquidation and termination, the General Partner has determined, pursuant to the discretion granted to it in its Agreement of Limited Partnership (the “Partnership Agreement”), to not permit any sales, assignments or other transfers of units in the Partnership after December 31, 2005, except transfers that may occur as a result of the laws of descent and distribution or by operation of law. Should you desire to sell or otherwise transfer your units in the Partnership, you must do so prior to December 31, 2005.

DEVELOPMENTS REGARDING THE PARTNERSHIP’S PLANS FOR LIQUIDATION

The Partnership has previously disclosed that it is the General Partner’s intention to liquidate the Partnership’s remaining investments in a manner that preserves value for the limited partners while minimizing associated expenses. However, since the Partnership’s limited partnership interest in Cephalon Clinical Partners, L.P. is illiquid and has uncertain prospects, the General Partner has continued to consider ways in which it could terminate the Partnership while maintaining the partners’ rights that may accrue with respect to that interest. The General Partner is now in the final stages of formulating a plan that will result in the liquidation of all the Partnership’s remaining assets, including its interest in Cephalon Clinical Partners, L.P. While the exact timing and method of liquidation is not certain at this date, the General Partner currently expects the Partnership’s assets to be liquidated and the Partnership terminated in mid-2006, all in accordance with the terms of the Partnership Agreement. The General Partner is also unable to predict at this date the amount of any liquidating distribution, but it is the General Partner’s current expectation that any distribution will consist entirely of cash and not securities or other property. No action is required or requested to be taken by limited partners at this time. We will advise as developments warrant.

Sincerely,

PaineWebber Development Corporation,

General Partner